Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Numbers 333-144859, 333-141257, 333-135190, 333-135189, 333-135187, 333-132871, 333-116556, 333-101255, 333-92402, 333-36142, 333-39114, 333-40618, 333-51024, 333-58694, 333-60219, 333-61799, 333-64902, 333-68379, 333-69375, 333-70765, 333-80513, 333-81355, 333-82498, 333-83859, 333-83861, 333-83863, 333-83867, 333-83869, 333-86585, and 333-91425) and on Form S-8 (File Numbers 333-52845, 333-54550, 333-70321, and 333-81824) of Boston Properties, Inc. of our report dated August 12, 2008 with respect to the Statement of Revenue over Certain Operating Expenses of the General Motors Building for the year ended December 31, 2007, which report is included in this Form 8-K/A of Boston Properties, Inc., dated as of June 6, 2008.

/s/ Pannell Kerr Forster, PC

Pannell Kerr Forster, PC

Boston, Massachusetts

August 12, 2008